Farmer Mac Reports First Quarter 2021 Results
- Outstanding Business Volume of $21.9 Billion -

WASHINGTON, D.C., May 6, 2021 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the fiscal quarter ended March 31, 2021.

First Quarter 2021 Highlights
•Provided $1.5 billion in liquidity and lending capacity;
•Net income attributable to common stockholders was $28.0 million, or $2.58 per diluted common share;
•Core earnings, a non-GAAP measure, grew 29% from the prior-year period to $25.9 million, or $2.39 per diluted common share;
•Net interest income grew $12.0 million year-over-year to $53.3 million;
•Net effective spread, a non-GAAP measure, increased 22% from the prior-year period to $53.9 million;
•90-day delinquencies were 0.33% of total outstanding business volume as of March 31, 2021; and
•Continued strong liquidity position, as evidenced by quarter-end cash position of $1.0 billion.

"We are pleased with the strong results for the first quarter and our overall performance, generating strong year-over-year growth in core earnings and our net effective spread,” said President & Chief Executive Officer Brad Nordholm. “As the country begins to emerge from the COVID-19 pandemic, we remain focused on our core mission, to help agricultural and rural communities across the U.S. attain the low-cost financing they need. Our multi-year strategic initiatives are progressing well, and we expect to introduce new, innovative solutions. As we look at the remainder of 2021 and beyond, we believe we are well-positioned to continue to successfully execute on our mission and deliver value to our shareholders and customers over the long term."

First Quarter 2021 Results

Business Volume

Outstanding business volume was $21.9 billion as of March 31, 2021, a net decrease of $61.6 million from December 31, 2020 after taking into account all new business, maturities, and repayments on existing assets. The net decrease was primarily attributable to net decreases of $97.7 million in the Institutional Credit line of business and $12.4 million in Rural Utilities, partially offset by net increases of $48.2 million in Farm & Ranch and $0.3 million in USDA Guarantees.

The $97.7 million net decrease in the Institutional Credit line of business during first quarter 2021 was due primarily to two large counterparties who reduced their amount of outstanding credit in connection with scheduled maturities and payments on multiple AgVantage bonds. The quarterly change in AgVantage securities volume is primarily driven by the generally larger transaction sizes for that product, scheduled maturity amounts, the liquidity needs of Farmer Mac’s AgVantage counterparties, and changes in the pricing and availability of wholesale funding.

The $12.4 million net decrease in our Rural Utilities line of business reflected a $13.3 million net decrease in outstanding loan purchase volume that was partially offset by a $0.9 million net increase in loans under LTSPCs.

The Farm & Ranch line of business experienced net growth of $48.2 million during first quarter 2021 attributable to a $239.0 million net increase in outstanding loan purchase volume that was partially offset by net decreases of $112.5 million in loans held in consolidated trusts and $78.4 million in loans underlying LTSPCs and off-balance sheet Farmer Mac Guaranteed Securities. The Farm & Ranch portfolio grew despite our heaviest payment date of the year (January 1) occurring during the quarter. Our net growth of 17.6% in the Farm & Ranch on-balance sheet portfolio over the twelve months ended March 31, 2021 is significantly higher than the 5.8% net growth of the overall agricultural mortgage loan market over the twelve months ended December 31, 2020 (based on our analysis of bank and Farm Credit System call report data).

Spreads

Net interest income for first quarter 2021 was $53.3 million, a $12.0 million increase compared to $41.3 million in the prior-year period, primarily due to a $6.0 million increase in the fair value of derivatives designated in fair value hedge accounting relationships (designated financial derivatives) and a $6.1 million increase related to new business volume. Net interest yield was 0.91% in first quarter 2021 compared to 0.78% in the prior-year period.

Net effective spread, a non-GAAP measure, for first quarter 2021 was $53.9 million, a $9.7 million increase from $44.2 million in the prior-year period. This increase was primarily attributable to growth in outstanding business volume, which increased net effective spread by approximately $6.1 million, and a $3.5 million decrease in non-GAAP funding costs. In percentage terms, net effective spread was 0.97% for first quarter 2021, as compared to 0.89% in first quarter 2020. The increase of 0.08% was primarily attributable to net volume growth and a decrease in non-GAAP funding costs.

Earnings

Farmer Mac's net income attributable to common stockholders for first quarter 2021 were $28.0 million ($2.58 per diluted common share), compared to $9.4 million ($0.87 per diluted common share) in the prior-year period. The $18.6 million year-over-year increase in net income attributable to common stockholders was due to a $10.7 million after-tax increase in the fair value of undesignated financial derivatives due to fluctuations in long-term interest rates, a $9.4 million after-tax increase in net interest income, and a $3.1 million after-tax decrease in the provision for credit losses. These factors were partially offset by a $2.0 million after-tax increase in operating expenses and a $1.8 million increase in preferred stock dividends.

Farmer Mac enters into financial derivatives transactions to hedge interest rate risks inherent in its business and carries its financial derivatives at fair value in its consolidated financial statements. As these fluctuations are not expected to have a cumulative impact on Farmer Mac's earnings, Farmer Mac uses non-GAAP core earnings as a useful alternative measure to understand the business.

Farmer Mac's non-GAAP core earnings for first quarter 2021 were $25.9 million ($2.39 per diluted common share), compared to $20.1 million ($1.87 per diluted common share) in first quarter 2020. The $5.8 million year-over-year increase in core earnings was primarily due to a $7.7 million after-tax increase in net effective spread and a $3.1 million after-tax decrease in the total provision for credit losses, partially offset by a $2.1 million after-tax increase in operating expenses and a $1.8 million increase in preferred stock dividends.

Credit

As of March 31, 2021, the total allowance for losses was $17.5 million, which reflects a modest release of $31,000 from December 31, 2020. During the quarter, Farmer Mac recorded a $1.0 million provision to the allowance for Rural Utilities loan losses due to the impact of ratings downgrades on multiple rural utilities that were negatively impacted by the polar vortex that struck Texas in February 2021. This includes a single cooperative downgraded to special mention during the quarter with a total exposure of $23.6 million. The provision to the allowance for Rural Utilities loan losses was offset by a $1.0 million release from the total Farm & Ranch portfolio and the Rural Utilities off-balance sheet portfolio due to ratings upgrades and updated loss default assumptions, which were partially offset by net growth in our loan portfolio. Across all of Farmer Mac's lines of business, allowance for losses represented 0.08% of total outstanding business volume as of both March 31, 2021 and December 31, 2020.
As of March 31, 2021, Farmer Mac's Farm & Ranch substandard assets were $321.7 million, compared to $291.5 million as of December 31, 2020. The $30.2 million increase in substandard assets was primarily driven by credit downgrades in the on-balance sheet portfolio, partially offset by payoffs in the off-balance sheet portfolio during the year.
As of March 31, 2021, Farmer Mac's 90-day delinquencies were $72.3 million (0.84% of the Farm & Ranch portfolio), compared to $46.2 million (0.54% of the Farm & Ranch portfolio) as of December 31, 2020. The sequential increase in 90-day delinquencies was primarily driven by three commodity groups – crops, permanent plantings, and livestock. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.33% of total outstanding business volume as of March 31, 2021, compared to 0.21% as of December 31, 2020.

Capital

As of March 31, 2021, Farmer Mac's core capital level was $1.0 billion, which was $348.1 million above the minimum capital level required by our statutory charter. This compares to $1.0 billion as of December 31, 2020, which was $325.5 million above the minimum capital requirement. Farmer Mac's Tier 1 capital ratio was 14.0% as of March 31, 2021.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's first quarter 2021 financial results will be held beginning at 4:30 p.m. Eastern time on Thursday, May 6, and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 645-4404
Telephone (International): (862) 298-0702
Webcast: https://www.farmermac.com/investors/events-presentations/

When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for first quarter 2021 is in Farmer Mac's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, we have excluded from core earnings losses on retirement of preferred stock and the re-measurement of the deferred tax asset.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge accounting relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"); and (2) the net effects of terminations or net settlements on financial derivatives. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2020, filed February 25, 2021 with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see "Reconciliations" below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•the duration, spread, and severity of the COVID-19 pandemic and its effects on the business operations of agricultural and rural borrowers, the capital markets, and Farmer Mac's business operations;
•the actions taken to address the COVID-19 pandemic, including government actions to mitigate the economic impact of the pandemic, how quickly and to what extent normal economic and operating conditions can resume, the possibility of future disruptions to economic recovery caused by any future outbreaks, regulatory measures or voluntary actions to limit the spread of COVID-19, and the duration and efficacy of any restrictions that may be imposed;
•the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;
•legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;
•fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;
•the level of lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;
•the general rate of growth in agricultural mortgage and rural utilities indebtedness;
•the effect of economic conditions and geopolitics on agricultural mortgage or rural utilities lending, borrower repayment capacity, or collateral values, including fluctuations in interest rates, changes in U.S. trade policies, fluctuations in export demand for U.S. agricultural products, and volatility in commodity prices;
•the degree to which Farmer Mac is exposed to interest rate risk resulting from fluctuations in Farmer Mac's borrowing costs relative to market indexes;
•developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;
•the effect of any changes in Farmer Mac's executive leadership; and
•other factors that could have a negative effect on agricultural mortgage lending or borrower repayment capacity, including the effects of weather and fluctuations in agricultural real estate values.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 25, 2021. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise required by applicable law. The information in this release is not necessarily indicative of future results.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2021	December 31, 2020
	(in thousands)
Assets:
Cash and cash equivalents	$1,012,541	$1,033,941
Investment securities:
Available-for-sale, at fair value (amortized cost of $3,800,537 and $3,843,666, respectively)	3,809,632	3,853,692
Held-to-maturity, at amortized cost	45,032	45,032
Other investments	403	—
Total Investment Securities	3,855,067	3,898,724
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value (amortized cost of $6,511,776 and $6,594,992, respectively)	6,763,209	6,947,701
Held-to-maturity, at amortized cost	1,158,792	1,175,792
Total Farmer Mac Guaranteed Securities	7,922,001	8,123,493
USDA Securities:
Trading, at fair value	5,578	6,695
Held-to-maturity, at amortized cost	2,489,500	2,473,626
Total USDA Securities	2,495,078	2,480,321
Loans:
Loans held for investment, at amortized cost	7,341,912	7,261,933
Loans held for investment in consolidated trusts, at amortized cost	1,174,525	1,287,045
Allowance for losses	(14,807)	(13,832)
Total loans, net of allowance	8,501,630	8,535,146
Financial derivatives, at fair value	18,370	17,468
Interest receivable (includes $8,411 and $16,401, respectively, related to consolidated trusts)	141,764	186,429
Guarantee and commitment fees receivable	35,878	37,113
Deferred tax asset, net	—	18,321
Prepaid expenses and other assets	31,582	24,545
Total Assets	$24,013,911	$24,355,501

Liabilities and Equity:
Liabilities:
Notes payable	$21,560,310	$21,848,917
Debt securities of consolidated trusts held by third parties	1,188,521	1,323,786
Financial derivatives, at fair value	28,345	29,892
Accrued interest payable (includes $6,752 and $14,370, respectively, related to consolidated trusts)	85,216	92,738
Guarantee and commitment obligation	34,403	35,535
Accounts payable and accrued expenses	36,770	28,879
Deferred tax liability, net	521	—
Reserve for losses	2,333	3,277
Total Liabilities	22,936,419	23,363,024
Commitments and Contingencies
Equity:
Preferred stock:
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Series D, par value $25 per share, 4,000,000 shares authorized, issued and outstanding	96,659	96,659
Series E, par value $25 per share, 3,180,000 shares authorized, issued and outstanding	77,003	77,003
Series F, par value $25 per share, 4,800,000 shares authorized, issued and outstanding	116,160	116,160
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,227,132 shares and 9,205,897 shares outstanding, respectively	9,227	9,206
Additional paid-in capital	123,718	122,899
Accumulated other comprehensive income/(loss), net of tax	51,744	(13,923)
Retained earnings	528,068	509,560
Total Equity	1,077,492	992,477
Total Liabilities and Equity	$24,013,911	$24,355,501

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$5,529	$17,741
Farmer Mac Guaranteed Securities and USDA Securities	42,404	71,517
Loans	59,494	60,596
Total interest income	107,427	149,854
Total interest expense	54,176	108,542
Net interest income	53,251	41,312
Provision for losses	(913)	(3,438)
Net interest income after provision for losses	52,338	37,874
Non-interest income/(expense):
Guarantee and commitment fees	3,030	3,196
Gains/(losses) on financial derivatives	4,293	(9,298)
(Losses)/gains on trading securities	(13)	106
Gains on sale of real estate owned	—	485
Release of/(provision for) reserve for losses	944	(393)
Other income	583	816
Non-interest income/(expense)	8,837	(5,088)
Operating expenses:
Compensation and employee benefits	11,795	10,127
General and administrative	6,336	5,363
Regulatory fees	750	725
Operating expenses	18,881	16,215
Income before income taxes	42,294	16,571
Income tax expense	9,067	3,741
Net income	33,227	12,830
Preferred stock dividends	(5,269)	(3,431)
Net income attributable to common stockholders	$27,958	$9,399

Earnings per common share:
Basic earnings per common share	$2.60	$0.88
Diluted earnings per common share	$2.58	$0.87

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$27,958	$29,431	$9,399
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	1,695	(1,758)	(6,484)
(Losses)/gains on hedging activities due to fair value changes	(271)	3,827	(5,925)
Unrealized (losses)/gains on trading assets	(14)	223	106
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	16	(77)	3
Net effects of terminations or net settlements on financial derivatives	1,165	1,583	(1,300)
Income tax effect related to reconciling items	(544)	(798)	2,856
Sub-total	2,047	3,000	(10,744)
Core earnings	$25,911	$26,431	$20,143

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$53,859	$54,522	$44,163
Guarantee and commitment fees(2)	4,240	4,652	4,896
Other(3)	451	512	674
Total revenues	58,550	59,686	49,733

Credit related expense (GAAP):
(Release of)/provision for losses	(31)	2,973	3,831
Losses/(gains) on sale of REO	—	22	(485)
Total credit related expense	(31)	2,995	3,346

Operating expenses (GAAP):
Compensation and employee benefits	11,795	9,497	10,127
General and administrative	6,336	6,274	5,363
Regulatory fees	750	750	725
Total operating expenses	18,881	16,521	16,215

Net earnings	39,700	40,170	30,172
Income tax expense(4)	8,520	8,470	6,598
Preferred stock dividends (GAAP)	5,269	5,269	3,431
Core earnings	$25,911	$26,431	$20,143

Core earnings per share:
Basic	$2.41	$2.46	$1.88
Diluted	2.39	2.45	1.87
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.
(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.60	$2.74	$0.88
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.16	(0.17)	(0.61)
(Losses)/gains on hedging activities due to fair value changes	(0.03)	0.36	(0.55)
Unrealized gains on trading securities	—	0.02	0.01
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	(0.01)	—
Net effects of terminations or net settlements on financial derivatives	0.11	0.15	(0.12)
Issuance costs on the retirement of preferred stock	—	—	—
Income tax effect related to reconciling items	(0.05)	(0.07)	0.27
Sub-total	0.19	0.28	(1.00)
Core Earnings - Basic EPS	$2.41	$2.46	$1.88

Shares used in per share calculation (GAAP and Core Earnings)	10,738	10,736	10,712

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.58	$2.73	$0.87
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.16	(0.16)	(0.60)
(Losses)/gains on hedging activities due to fair value changes	(0.03)	0.35	(0.55)
Unrealized gains on trading securities	—	0.02	0.01
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	(0.01)	—
Net effects of terminations or net settlements on financial derivatives	0.11	0.15	(0.12)
Income tax effect related to reconciling items	(0.05)	(0.07)	0.26
Sub-total	0.19	0.28	(1.00)
Core Earnings - Diluted EPS	$2.39	$2.45	$1.87

Shares used in per share calculation (GAAP and Core Earnings)	10,819	10,799	10,782

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended
	March 31, 2021		December 31, 2020		March 31, 2020
	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$53,251	0.91%	$56,267	0.96%	$41,312	0.78%
Net effects of consolidated trusts	(1,210)	0.03%	(1,598)	0.03%	(1,700)	0.02%
Expense related to undesignated financial derivatives	2,068	0.04%	3,458	0.06%	(1,190)	(0.02)%
Amortization of premiums/discounts on assets consolidated at fair value	(8)	—%	290	—%	11	—%
Amortization of losses due to terminations or net settlements on financial derivatives	103	—%	30	—%	49	—%
Fair value changes on fair value hedge relationships	(345)	(0.01)%	(3,925)	(0.07)%	5,681	0.11%
Net effective spread	$53,859	0.97%	$54,522	0.98%	$44,163	0.89%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended March 31, 2021:

Core Earnings by Business Segment
For the Three Months Ended March 31, 2021
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$21,855	$5,689	$7,649	$15,523	$2,535	$—		$53,251
Less: reconciling adjustments(1)(2)(3)	(401)	678	(975)	1,150	156	(608)		—
Net effective spread	21,454	6,367	6,674	16,673	2,691	(608)
Guarantee and commitment fees(2)	3,733	183	319	5	—	(1,210)		3,030
Other income/(expense)(3)	404	169	1	—	(123)	4,412		4,863
Non-interest income/(loss)	4,137	352	320	5	(123)	3,202		7,893

Release of/(provision for) loan losses	27	—	(1,002)	87	(25)	—		(913)

Release of reserve for losses	731	—	213	—	—	—		944
Other non-interest expense	(6,549)	(2,533)	(2,057)	(2,590)	(5,152)	—		(18,881)
Non-interest expense(4)	(5,818)	(2,533)	(1,844)	(2,590)	(5,152)	—		(17,937)
Core earnings before income taxes	19,800	4,186	4,148	14,175	(2,609)	2,594	(5)	42,294
Income tax (expense)/benefit	(4,158)	(879)	(871)	(2,977)	365	(547)		(9,067)
Core earnings before preferred stock dividends	15,642	3,307	3,277	11,198	(2,244)	2,047	(5)	33,227
Preferred stock dividends	—	—	—	—	(5,269)	—		(5,269)
Segment core earnings/(losses)	$15,642	$3,307	$3,277	$11,198	$(7,513)	$2,047	(5)	$27,958

Total assets at carrying value	$6,395,438	$2,557,412	$2,207,810	$7,929,662	$4,923,589	$—		$24,013,911
Total on- and off-balance sheet program assets at principal balance	$8,629,352	$2,787,065	$2,804,437	$7,641,677	$—	$—		$21,862,531
(1)Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.
(2)Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.
(3)Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains/(losses) on financial derivatives" on the consolidated financial statements, to determine the effective funding cost for each operating segment.
(4)Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.
(5)Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information about outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of March 31, 2021	As of December 31, 2020
	(in thousands)
Farm & Ranch:
Loans	$5,128,442	$4,889,393
Loans held in trusts:
Beneficial interests owned by third party investors	1,174,525	1,287,045
LTSPCs	2,254,182	2,325,431
Guaranteed Securities	72,203	79,312
USDA Guarantees:
USDA Securities	2,470,147	2,452,964
Farmer Mac Guaranteed USDA Securities	316,918	333,754
Rural Utilities:
Loans	2,247,104	2,260,412
LTSPCs	557,333	556,425
Institutional Credit
AgVantage Securities	7,641,677	7,739,359
Total	$21,862,531	$21,924,095

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2021(1)	$21,454	1.74%	$6,367	1.02%	$6,674	1.19%	$16,673	0.87%	$2,691	0.22%	$53,859	0.97%
December 31, 2020	20,313	1.75%	6,786	1.10%	7,322	1.35%	17,401	0.85%	2,700	0.22%	54,522	0.98%
September 30, 2020	18,025	1.67%	5,865	0.97%	6,939	1.32%	18,601	0.87%	2,372	0.23%	51,802	0.96%
June 30, 2020	16,733	1.71%	4,689	0.81%	5,516	1.15%	18,782	0.86%	749	0.08%	46,469	0.89%
March 31, 2020	14,938	1.64%	4,625	0.81%	4,920	1.14%	17,702	0.84%	1,978	0.21%	44,163	0.89%
December 31, 2019	16,374	1.90%	4,363	0.78%	4,871	1.17%	18,008	0.85%	2,375	0.27%	45,991	0.95%
September 30, 2019	13,181	1.66%	4,314	0.79%	4,502	1.16%	17,807	0.84%	2,657	0.30%	42,461	0.90%
June 30, 2019	13,335	1.72%	4,097	0.76%	3,996	1.10%	17,371	0.82%	2,556	0.34%	41,355	0.91%
March 31, 2019	12,737	1.70%	3,964	0.74%	3,233	1.12%	16,373	0.79%	2,494	0.35%	38,801	0.89%
(1)See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for the three months ended March 31, 2021.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	March 2021	December 2020	September 2020	June 2020	March 2020	December 2019	September 2019	June 2019	March 2019
	(in thousands)
Revenues:
Net effective spread	$53,859	$54,522	$51,802	$46,469	$44,163	$45,991	$42,461	$41,355	$38,801
Guarantee and commitment fees	4,240	4,652	4,659	4,943	4,896	5,432	5,208	5,276	5,419
Other	451	512	453	1,048	674	100	389	777	509
Total revenues	58,550	59,686	56,914	52,460	49,733	51,523	48,058	47,408	44,729

Credit related expense/(income):
(Release of)/provision for losses	(31)	2,973	1,200	51	3,831	2,851	623	420	(393)
REO operating expenses	—	—	—	—	—	—	—	64	—
Losses/(gains) on sale of REO	—	22	—	—	(485)	—	—	—	—
Total credit related expense/(income)	(31)	2,995	1,200	51	3,346	2,851	623	484	(393)

Operating expenses:
Compensation and employee benefits	11,795	9,497	8,791	8,087	10,127	6,732	7,654	6,770	7,606
General and administrative	6,336	6,274	5,044	5,295	5,363	5,773	5,253	4,689	4,596
Regulatory fees	750	750	725	725	725	725	688	687	688
Total operating expenses	18,881	16,521	14,560	14,107	16,215	13,230	13,595	12,146	12,890

Net earnings	39,700	40,170	41,154	38,302	30,172	35,442	33,840	34,778	32,232
Income tax expense	8,520	8,470	8,297	8,016	6,598	7,526	7,018	7,351	6,715
Preferred stock dividends	5,269	5,269	5,166	3,939	3,431	3,432	3,427	3,785	3,296
Core earnings	$25,911	$26,431	$27,691	$26,347	$20,143	$24,484	$23,395	$23,642	$22,221

Reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	1,695	(1,758)	(4,149)	8,700	(6,484)	4,469	(7,117)	10,485	2,240
(Losses)/gains on hedging activities due to fair value changes	(271)	3,827	(5,245)	(2,676)	(5,925)	(220)	(4,535)	(1,438)	(2,817)
Unrealized (losses)/gains on trading assets	(14)	223	(258)	(20)	106	172	49	61	44
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	16	(77)	97	35	3	40	(7)	(139)	(16)
Net effects of terminations or net settlements on financial derivatives	1,165	1,583	233	720	(1,300)	1,339	232	(592)	110
Issuance costs on the retirement of preferred stock	—	—	(1,667)	—	—	—	—	(1,956)	—
Income tax effect related to reconciling items	(544)	(798)	1,957	(1,419)	2,856	(1,218)	2,389	(1,759)	92
Net income attributable to common stockholders	$27,958	$29,431	$18,659	$31,687	$9,399	$29,066	$14,406	$28,304	$21,874